1 Pilgrim’s Pride Forms Special Committee and Selects Advisors to Review JBS N.V. Proposal GREELEY, Colo., Oct. 9, 2026 (GLOBE NEWSWIRE) - The board of directors of Pilgrim’s Pride Corporation (NASDAQ: PPC) (“PPC”) has formed a special committee of independent and disinterested directors to review and evaluate the previously announced unsolicited proposal received on August 18, 2026, from JBS N.V. (NYSE: JBS, B3:JBSS32) (“JBS”) to acquire all of the outstanding shares of common stock of PPC that JBS does not currently own. The special committee has selected Ropes & Gray LLP as legal counsel and Moelis & Company LLC as financial advisor to assist the special committee in its review and evaluation of the JBS proposal. The PPC board of directors will not approve the transaction proposed by JBS without the favorable recommendation of the special committee, and any such transaction is expected to be conditioned on the affirmative vote of a majority of the votes cast by the holders of PPC shares not held by JBS or its affiliates. There can be no assurance that a definitive agreement relating to JBS’s proposal will be entered into by PPC, or that any transaction will be consummated. ### About Pilgrim’s Pride PPC employs approximately 63,000 people and operates protein processing plants and prepared-foods facilities in 14 states, Puerto Rico, Mexico, the U.K., the Republic of Ireland and continental Europe. PPC’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com. Forward-Looking Statements This press release contains, and management may make, certain “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “project,” “imply,” “intend,” “should,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks and uncertainties. Such risks and uncertainties include the possibilities that a definitive agreement relating to JBS’s proposal will not be entered into by PPC or that no transaction will be consummated, as well as those risk factors described in PPC’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the Securities and Exchange Commission on February 12, 2026. Actual results could differ materially from those expressed in, or implied or projected by these forward-looking statements as a result of these risks and uncertainties, many of which are difficult to predict and beyond our control. PPC’s forward- looking statements speak only as of the date of this press release or as of the date they are made, and PPC undertakes no obligation to update its forward-looking statements.

2 Contact: Andrew Rojeski Head of Strategy, Investor Relations, & Sustainability IRPPC@pilgrims.com www.pilgrims.com